Exhibit 99.1

CENTRAL FEDERAL BANCSHARES, INC. Completes Stock Offering

Rolla, Missouri, January 12, 2016 –Central Federal Bancshares, Inc. (the “Company”), a Missouri corporation and the holding company for Central Federal Savings and Loan Association of Rolla (the “Association”), announced today the completion of the Company’s stock offering and the Association’s mutual-to-stock conversion. Shares of the Company’s common stock will begin trading on Wednesday, January 13, 2016, on the OTC Pink Marketplace under the trading symbol “CFDB”.

The Company sold 1,719,250 shares of common stock, representing the adjusted maximum of the offering range, at $10.00 per share, for gross offering proceeds of $17,192,500, including the sale of 143,042 shares to the employee stock ownership plan in the stock offering. An additional 68,770 shares were contributed to the Central Federal Community Foundation, a charitable organization created by the Company and the Association in connection with the conversion and the related stock offering.

As previously announced, the stock offering was oversubscribed in the first category of the subscription offering by eligible account holders as of June 30, 2014. Accordingly, these eligible account holders have valid orders that will be filled as provided by the allocation procedures described in the prospectus and included in the Association’s Plan of Conversion. “We appreciate the support that we have received from our members during this process and welcome our new shareholders,” stated William A. Stoltz, President and Chief Executive Officer of Central Federal Bancshares, Inc.

Subscribers may confirm their allocations online at https://allocations.kbw.com or by contacting the stock information center at (877) 821-5775 (toll free) from 9:00 a.m. until 3:00 p.m., Central Time, Monday through Friday, except on bank holidays.

Keefe, Bruyette & Woods, Inc., A Stifel Company acted as selling agent in the subscription offering, and served as financial advisor to the Company and the Association in connection with the conversion. Lewis Rice LLC, St. Louis, Missouri, served as legal counsel to the Company and the Association. Breyer & Associates PC served as legal counsel to the selling agent.

About Central Federal

Central Federal Savings and Loan Association of Rolla is a federally chartered savings association serving the financial needs of its customers in Phelps, Dent, Texas, Crawford, Pulaski and Maries counties in Missouri. It conducts business from its office in Rolla, Missouri.

This press release contains certain forward-looking statements. These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “expect,” “project,” “estimate,” “anticipate,” “aim,” “intend,” “plan,” “will,” “can,” “may,” or similar expressions. Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include, among others, general economic conditions, either nationally or in our primary market area, that are worse than expected, changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments, credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and in our allowance for loan losses and provision for loan losses, our ability to implement our strategic plan.

Contact:

Central Federal Bancshares, Inc.

William A. Stoltz, 573-364-1024

President and Chief Executive Officer